Exhibit 99.1

Voya Financial Announces Fourth-Quarter and Full-Year 2016 Results

NEW YORK, Feb. 8, 2017 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth-quarter and full-year 2016.

•	4Q 2016 net loss available to common shareholders of $2.74 per diluted share[1], which reflects:

•

Closed Block Variable Annuity (CBVA) segment loss of $2.44 per diluted share, after-tax[2] – this includes changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor; the CBVA segment, which is in run-off, is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results.

•

$0.48 per diluted share, after-tax and DAC/VOBA, of net guaranteed benefit hedging losses primarily due to the timing impact of rising interest rates on embedded derivatives associated with indexed annuity products in the Annuities segment.

•	4Q 2016 operating earnings[2],[3] of $0.91 per diluted share, after-tax, which includes:

•	$0.11 per diluted share, after-tax and DAC/VOBA, of prepayment fee and alternative investment income above the company’s long-term expectations, in aggregate.

•	$0.06 per diluted share, after-tax and DAC/VOBA, gain resulting from a Lehman Brothers bankruptcy settlement.

•	4Q 2016 segment results include:

•	Retirement net inflows of $803 million due to net inflows in all markets.

•	Investment Management net inflows of $1.5 billion (excluding variable annuity outflows).

•	Positive inflows for Annuities’ fixed indexed annuity and investment-only products.

•	Unfavorable mortality in Individual Life driven by higher severity.

•	Employee Benefits’ Stop Loss and Group Life loss ratios slightly above and below the annual expected range, respectively.

•	CBVA hedge program continued to protect regulatory and rating agency capital.

[1]	For the three months ended Dec. 31, 2016 and 2015, weighted-average fully diluted common shares outstanding were 194.6 million and 213.4 million, respectively. For periods in which there is a net loss available to common shareholders, the operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation. The number of weighted-average diluted shares used for these periods are 197.1 million for the three months ended Dec. 31, 2016 and 216.0 million for the three months ended Dec. 31, 2015.
[2]	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments.
[3]	Operating earnings and adjusted operating earnings are non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

•	Full-year 2016 net loss available to common shareholders of $2.13 per diluted share[4], which reflects:

•	CBVA segment loss of $3.09 per diluted share, after-tax;

•

$0.75 per diluted share, after-tax, loss (including operating and non-operating amounts) related to the company’s annual review of actuarial assumptions and models in the company’s Retirement, Annuities, Individual Life and Employee Benefits businesses;

•	$0.34 per diluted share, after-tax, loss due to the early extinguishment of debt; and

•	$0.18 per diluted share, after-tax, loss related to the immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations.

•	Full-year 2016 operating earnings of $2.61 per diluted share, after-tax.

•	Total assets under management (AUM) of $287 billion; total AUM and administration of $484 billion as of Dec. 31, 2016.

•	Full-year 2016 share repurchases of $687 million (including $200 million share repurchase agreement that will settle in 1Q ‘17).

•	Estimated combined risk-based capital (RBC) ratio of 493%[5], which is above the company’s target of 425%.

•	Excess capital of $941 million[6].

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 24.4[7].

•	Book value per share (excluding AOCI) of $56.38[8].

“During 2016, we made notable progress on the execution of our multiple initiatives to drive profitable growth in our businesses, improve margins and achieve higher returns, and we remain confident in our ability to achieve our 2018 financial targets,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “We concluded the year strong as operating earnings increased across many of our businesses during the fourth quarter. We generated positive net flows in Retirement, Investment Management and in Annuities’ fixed indexed and investment-only products. We also achieved in-force premium growth in Employee Benefits and had lower expense levels in Individual Life. In addition, our hedge program continued to effectively protect our Closed Block Variable Annuity capital, and the resources backing the block continued to exceed regulatory and rating agency requirements.

[4]	For the twelve months ended Dec. 31, 2016 and 2015, weighted-average fully diluted common shares outstanding were 200.8 million and 227.4 million, respectively. For periods in which there is a net loss available to common shareholders, the operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation. The number of weighted-average diluted shares used for the twelve months ended Dec. 31, 2016 is 202.8 million.
[5]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[6]	Excess capital above the company’s holding company liquidity target of $450 million and estimated statutory surplus in excess of a 425% combined RBC ratio.
[7]	Debt-to-capital ratio, excluding AOCI, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[8]	Book value per share (excluding AOCI) is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

“We delivered greater shareholder value in 2016, in part by taking actions to return $687 million in excess capital through share repurchases during the year,” added Martin. “Moving forward, we will continue to advance our strategic investment program and focus on achieving at least $100 million of cost savings through 2018 to help achieve our financial targets. We are committed to driving greater shareholder value and providing products and services that can help Americans get ready to retire better.”

Fourth-Quarter 2016 Results

Net Income Available to Common Shareholders

Voya Financial’s net income available to common shareholders includes the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses, among other items.

4Q 2016 net loss available to common shareholders was $533 million, or $2.74 per diluted share, compared with a net loss available to common shareholders of $107 million, or $0.50 per diluted share in 4Q 2015. The change was primarily due to:

•

A 4Q 2016 CBVA segment loss of $730 million (which includes a $444 million loss due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor), compared with a 4Q 2015 CBVA segment loss of $317 million, which included a $157 million loss due to nonperformance risk;

•

4Q 2016 net guaranteed benefit hedging losses of $143 million, after DAC/VOBA, primarily due to the impact of rising interest rates on embedded derivatives associated with indexed annuity products in 4Q 2016, compared with a loss of $40 million, after DAC/VOBA, in 4Q 2015; and

•

A 4Q 2016 loss of $48 million related to the immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations, compared with a gain of $63 million in 4Q 2015.

Operating Earnings

Voya Financial’s operating earnings include results from the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments, as well as Corporate.

4Q 2016 after-tax operating earnings were $180 million, or $0.91 per diluted share, compared with $196 million, or $0.91 per diluted share, in 4Q 2015. The change in operating earnings was primarily due to:

•	$1 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking in 4Q 2016 compared with $19 million, after tax, of favorable DAC/VOBA and other intangibles unlocking in 4Q 2015;

•

$7 million, after tax, of higher adjusted operating earnings, in aggregate, as higher earnings in Retirement, Investment Management, Annuities and Employee Benefits were offset by lower earnings in Individual Life;

•

$16 million, after tax, of lower operating earnings in Corporate primarily due to the accelerated amortization of deferred prepayment penalties associated with the early termination of funding agreements of a closed block that is in run-off; and

•	a $12 million, after tax and DAC/VOBA, gain resulting from a Lehman Brothers bankruptcy settlement.

Full-Year 2016 Results

Net Income Available to Common Shareholders

Full-year 2016 net loss available to common shareholders was $428 million, or $2.13 per diluted share, compared with net income available to common shareholders of $408 million, or $1.80 per diluted share in 2015. The change was primarily due to a:

•	CBVA segment loss of $955 million, compared with $173 million in 2015;

•

$226 million loss (including operating and non-operating amounts) related to the annual review of actuarial assumptions and models in the company’s Retirement, Annuities, Individual Life and Employee Benefits businesses, compared with a loss of $128 million in 2015;

•	$104 million loss due to the early extinguishment of debt during 2016; and

•

A loss of $55 million related to the immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations in 2016, compared with a gain of $63 million in 2015.

Operating Earnings

Full-year 2016 after-tax operating earnings were $529 million, or $2.61 per diluted share, compared with $665 million, or $2.92 per diluted share, in 2015. Key earnings drivers include:

•	$37 million, after tax, of incremental unfavorable DAC/VOBA and other intangibles unlocking;

•	$37 million, after tax, of lower adjusted operating earnings primarily due to decreases in Investment Management, Individual Life and Employee Benefits; and

•

$77 million, after tax, of lower operating earnings in Corporate primarily due to the accelerated amortization of deferred prepayment penalties associated with the early termination of funding agreements of a closed block that is in run-off and an increase in expenses from the company’s strategic investment program.

	Three months ended Dec. 31,
($ in millions, except per share amounts)	2016	2015	% Change
Operating earnings before income taxes by segment
Retirement	$143	137	4%
Investment Management	65	42	55
Annuities	85	63	35
Individual Life	43	102	(58)
Employee Benefits	32	24	33
Corporate	(104)	(80)	NM

Total operating earnings before income taxes	$264	288	(8)%

Closed Block Variable Annuity	(730)	(317)	NM
Net investment gains (losses)	10	(60)	NM
Other adjustments[i]	(196)	(154)	NM

Income (loss) before income taxes	$(652)	(243)	NM
Less: Income tax expenses (benefit)	(161)	(83)	NM

Net income (loss), after-tax	$(491)	$(160)	NM
Net income (loss) attributable to non-controlling interest	42	(53)	NM

Net income (loss) available to common shareholders, after-tax	$(533)	$(107)	NM

($ in per diluted share)
Operating earnings, after-taxii, iiii	$0.91	$0.91	0%
Closed Block Variable Annuity, after-taxii	(2.44)	(0.97)	NM
Net investment gains (losses), after-taxii	0.03	(0.18)	NM
Other adjustments, after-taxii	(0.80)	(0.31)	NM
Effect of assumed tax rate vs. actual tax rateiii	(0.46)	0.04	NM
Adjustment due to antidilutive effect of net loss in the current periodiiii	0.02	0.01	NM

Net income (loss) available to common shareholders	$(2.74)	$(0.50)	NM

Fully diluted weighted average shares outstanding (in millions)	194.6	213.4

[i]

“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

ii

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” The 32% tax rate for operating earnings reflects the estimated dividends received deduction benefit. A 35% tax rate is applied to all non-operating items.

iii	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.
iiii

Diluted shares reflected in operating earnings per diluted share includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation.

NM	= Not Meaningful

Segment Discussions

The following segment discussions compare 4Q 2016 with 4Q 2015, unless otherwise noted. All figures are presented before income taxes.

Retirement

Positive Net Flows; Lower Fee Revenue Offset by Expense Control

	Three months ended Dec. 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$143	$137
Less: DAC/VOBA and other intangibles unlocking	(4)	12
Less: Gain due to Lehman bankruptcy settlement	4	—

Adjusted operating earnings	$143	$126

Retirement operating earnings were $143 million, up from $137 million in 4Q 2015.

Retirement adjusted operating earnings, which exclude the impact of unlocking and the Lehman Brothers recovery, were $143 million, up from $126 million in 4Q 2015. Key earnings drivers include:

•	Investment spread revenues

•

Prepayment fee and alternative investment income was $11 million above long-term expectations, in aggregate, before the effect of income taxes and after DAC, as alternative investment income increased significantly.

•

Excluding alternative investment income and prepayment fees, investment spread revenues were down slightly primarily due to higher general account assets driven by strong sales and transfers from variable to fixed investment accounts being offset by higher credited interest and lower portfolio yields due to the low interest rate environment.

•

Fee-based revenues were down slightly as higher full-service and retail wealth management fees were offset by lower recordkeeping fees, which reflect the company’s exit from the defined benefit business.

•	Expenses declined due to the company’s exit from the defined benefit business and continued expense management efforts.

•	DAC/intangible amortization declined primarily due to lower prepayment fees.

Retirement net inflows were $803 million, compared with net inflows of $557 million in 4Q 2015 and net inflows of $1.4 billion in 3Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $121 billion, up from $120 billion as of Sept. 30, 2016, and $111 billion as of Dec. 31, 2015.

Investment Management

Strong Operating Margins and Investment Management Sourced Net Flows

	Three months ended Dec. 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$65	$42
Less: Gain due to Lehman bankruptcy settlement	—	—

Adjusted operating earnings	$65	$42

Investment Management adjusted operating earnings were $65 million, up from $42 million in 4Q 2015. Key earnings drivers include:

•

Investment capital revenues increased due to improved private equity fund performance and higher collateralized loan obligation equity returns as well as alternative investment income that was $4 million above long-term expectations, before the effect of income taxes.

•	Fee-based revenues increased significantly due to strong performance fees and higher average AUM.

•	Expenses increased primarily due to higher variable compensation expenses associated with higher earnings.

Investment Management Operating Margin

	4Q 2016	3Q 2016	4Q 2015
Operating Margin	34.2%[9]	30.5%[9]	28.7%
Operating Margin, excluding investment capital results[10]	31.1%	28.7%	32.7%

The increase in the 4Q 2016 operating margin, excluding investment capital and other investment income, compared with 3Q 2016 was primarily due to higher seasonal performance fees and higher average AUM. Compared with 4Q 2015, the 4Q 2016 operating margin excluding investment capital and other investment income declined primarily due to non-recurring favorable expense items in 4Q 2015.

Investment Management Net Flows

($ in billions)	4Q 2016	3Q 2016	4Q 2015
Investment Management Sourced Net Flows	$1.6	$0.2	$(0.7)
Affiliate Sourced Net Flows	(0.1)	0.1	(0.2)
Sub-Advisor Replacements	0.0	0.2	0.0
VA Net Flows	(0.9)	(0.8)	(0.7)

Total	$0.6	$(0.3)	$(1.6)

[9]	Excludes gain resulting from a Lehman Brothers bankruptcy settlement.
[10]	Operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

During 4Q 2016, Investment Management Sourced net inflows were driven by institutional net flows, including flows from global distribution and alternative asset classes.

Third-party11 sales were $7.2 billion, compared with $3.4 billion in 4Q 2015 and $4.7 billion in 3Q 2016. Third-party AUM totaled $128 billion as of Dec. 31, 2016, flat compared with Sept. 30, 2016 as higher Investment Management Sourced AUM in 4Q 2016 offset lower Affiliate Sourced AUM, and up from $123 billion as of Dec. 31, 2015.

Annuities

Positive Net Flows for Fixed Indexed Annuity and Investment-Only Products

	Three months ended Dec. 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$85	$63
Less: DAC/VOBA and other intangibles unlocking	13	11
Less: Gain due to Lehman bankruptcy settlement	5	—

Adjusted operating earnings	$67	$52

Annuities operating earnings were $85 million, up from $63 million in 4Q 2015.

Annuities adjusted operating earnings, which exclude the impact of unlocking and the Lehman Brothers recovery, were $67 million, up from $52 million. Key earnings drivers include:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were $10 million above long-term expectations, in aggregate, before the effect of income taxes and after DAC.

•

Excluding alternative investment income and prepayment fees, investment spread revenues increased due to a shift in the mix of business toward fixed indexed annuities, where there is generally a higher investment spread.

•	DAC/intangible amortization was favorable, primarily due to a lower amortization rate.

Total Annuities net inflows were $24 million as net inflows of $206 million in fixed indexed annuities and investment-only products were offset by net outflows of $182 million in fixed rate, income and other annuities.

Annuities AUM totaled $28 billion as of Dec. 31, 2016, unchanged from $28 billion as of Sept. 30, 2016, and up from $27 billion as of Dec. 31, 2015.

[11]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Individual Life

Lower Underwriting Income and Level Investment Spreads Offset Slightly Lower Expenses

	Three months ended Dec. 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$43	$102
Less: DAC/VOBA and other intangibles unlocking	(10)	6
Less: Gain due to Lehman bankruptcy settlement	8	—

Adjusted operating earnings	$45	$97

Individual Life operating earnings were $43 million, down from $102 million in 4Q 2015.

Individual Life adjusted operating earnings, which exclude the impact of unlocking and the Lehman Brothers recovery, were $45 million, down from $97 million. Key earnings drivers include:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were $3 million higher than long-term expectations, in aggregate, before the impact of income taxes and after DAC.

•	Excluding alternative investment income and prepayment fees, investment spread revenues increased by $5 million.

•

Underwriting results declined due to unfavorable mortality experience in 4Q 2016 while 4Q 2015 benefitted from favorable mortality experience and a $21 million favorable reserve refinement related to indexed universal life products.

Total Individual Life sales were $25 million, $20 million (or 80%) of which were indexed life sales. This compares with 4Q 2015 total sales of $30 million, $24 million (or 78%) of which were indexed life sales.

Employee Benefits

Continued Premium Growth; Underwriting Results Favorable for Group Life and Voluntary and Unfavorable for Stop Loss

	Three months ended Dec. 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$32	$24
Less: DAC/VOBA and other intangibles unlocking	—	—
Less: Gain due to Lehman bankruptcy settlement	1	—

Adjusted operating earnings	$31	$24

Employee Benefits operating earnings were $32 million, up from $24 million in 4Q 2015.

Employee Benefits adjusted operating earnings, which exclude the impact of the Lehman Brothers recovery, were $31 million, up from $24 million. Key earnings drivers include:

•

Investment spread revenues increased and reflect prepayment fee and alternative investment income that were $2 million higher than long-term expectations, in aggregate, before the impact of income taxes and after DAC.

•	Underwriting results improved primarily due to a lower Group Life loss ratio and growth in Voluntary, which was partially offset by a higher loss ratio in Stop Loss.

•	Expenses decreased slightly.

The loss ratio for Group Life in 4Q 2016 was 73.4%, compared with 78.7% in 4Q 2015. The loss ratio for Stop Loss in 4Q 2016 was 82.1%, compared with 75.9% in 4Q 2015.

The full year 2016 loss ratio for Group Life was 77.2%, compared with 75.6% in 2015. The full year 2016 loss ratio for Stop Loss was 78.4%, compared with 71.5% in 2015. The expected annual loss ratio range for the Stop Loss and Group Life loss ratios is 77-80%.

Total Employee Benefits sales were $43 million, compared with $32 million in 4Q 2015.

Corporate

Corporate operating losses were $104 million, compared with losses of $80 million in 4Q 2015. The higher loss was primarily due to $26 million of accelerated amortization of deferred prepayment penalties associated with the early termination of funding agreements of a closed block that is in run-off.

CBVA

Voya’s CBVA segment, which is not included in operating earnings, contains variable annuities with substantial guaranteed features. The company ceased sales of these products in early 2010 and is running off the block. Voya’s primary focus in managing the block is to protect regulatory and rating agency capital, targeting Standard & Poor’s CTE 95 level for capital adequacy purposes. As of Dec. 31, 2016, the company’s capital position in support of CBVA was more than sufficient at the CTE 95 level.

CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements. During 4Q 2016, the hedge program resulted in a neutral impact to regulatory surplus as a result of the difference between the decrease in reserves and hedge resources related to equity market movements.

CBVA had a net loss before income taxes of $730 million in 4Q 2016, compared with a net loss before income taxes of $317 million in 4Q 2015. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a loss of $444 million in 4Q 2016, compared to a loss of $157 million in 4Q 2015.

In accordance with U.S. GAAP, Voya performs loss recognition testing on variable annuity contracts with guarantee benefits. In 4Q 2016, the CBVA segment recognized a loss of approximately $300 million driven by higher DAC amortization due in part to lower future expected profits and an increase in payout reserves associated with lower portfolio yields due to the low interest rate environment. As of Dec. 31, 2016, Voya had estimated available resources of $5.0 billion for CBVA, $500 million higher than statutory reserve requirements, and no letters of credit required or issued.

Share Repurchases

In 2016, Voya repurchased 17,003,285 shares of its common stock at an average price per share of approximately $28.64 for an aggregate purchase price of approximately $487 million.

During 4Q 2016, Voya entered into a share repurchase agreement with a third-party financial institution to repurchase 5,216,025 shares of Voya’s common stock at an average price per share of approximately $38.34 for an aggregate purchase price of approximately $200 million. All of the shares deliverable to Voya under this arrangement will be delivered in 1Q 2017.

Giving effect to the shares repurchased in 2016 and the completion of the share repurchase arrangement, Voya had approximately $633 million remaining under its share repurchase authorization as of Dec. 31, 2016.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Feb. 8, 2017, at 10 a.m. ET, to discuss the company’s Fourth-Quarter 2016 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Feb. 8, 2017.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had approximately $11 billion in revenue in 2016. The company had $484 billion in total assets under management and administration as of Dec. 31, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is a financial measure we use to evaluate segment performance. We believe that operating earnings before income taxes provides a meaningful measure of our business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of our underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes as we do for consolidated net income (loss). We also report operating earnings on an aggregate basis (both before and after income taxes). Operating earnings does not replace net income (loss) as the measure of our results of operations. Therefore, we believe that it is useful to evaluate both net income (loss) and Operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S., Inc.

Operating earnings before income taxes, when presented on a consolidated basis, also does not reflect the results of operations of our CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of our CBVA business. When we present the adjustments to income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and the loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

Operating earnings (both before and after income taxes) and adjusted operating earnings before income taxes are non-GAAP measures. For a reconciliation of each of these non-GAAP measures to the most directly comparable U.S. GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

In our Investment Management business, we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period-to-period comparability.

In addition to net income (loss) per share, we report operating earnings per share because we believe that operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our segments. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2016 Annual Report on Form 10-K, which the company expects to file with the Securities and Exchange Commission on or before Feb. 28, 2017.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to Federal taxation, the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016, which the company expects to file with the Securities and Exchange Commission on or before Feb. 28, 2017.

Reconciliation of Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended December 31, 2016	Three Months ended December 31, 2015
Net income (loss)	(490.5)	(160.4)
Less: Net income (loss) attributable to noncontrolling interest	42.5	(53.6)

Net income (loss) available to Voya Financial, Inc.’s common shareholders	(533.0)	(106.8)
Less: Adjustments to operating earnings
Closed Block Variable Annuity	(729.5)	(317.3)
Net investment gains (losses) and related charges and adjustments	9.8	(59.7)
Other adjustments	(238.7)	(101.1)

Total adjustments to operating earnings before tax effect	(958.4)	(478.1)
Income taxes on adjustments to operating earnings (1)	335.4	167.3

Total Adjustments to operating earnings, after tax (1)	(623.0)	(310.8)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(89.5)	7.9

Operating earnings, after-tax (1)	179.5	196.1
Less: Income taxes (1)	(84.5)	(92.3)

Total operating earnings before income taxes	264.0	288.4

(1)

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments.

Reconciliation of Operating Earnings to Net Income (Loss) - Year-to-Date

($ in millions)	Twelve Months ended December 31, 2016	Twelve Months ended December 31, 2015
Net income (loss)	(398.7)	538.6
Less: Net income (loss) attributable to noncontrolling interest	29.3	130.3

Net income (loss) available to Voya Financial, Inc.’s common shareholders	(428.0)	408.3
Less: Adjustments to operating earnings
Closed Block Variable Annuity	(955.0)	(173.3)
Net investment gains (losses) and related charges and adjustments	(140.9)	(83.3)
Other adjustments	(324.1)	(266.7)

Total adjustments to operating earnings before tax effect	(1,420.0)	(523.3)
Income taxes on adjustments to operating earnings (1)	497.0	183.2

Total Adjustments to operating earnings, after tax (1)	(923.0)	(340.1)
Less: Difference between actual tax (expense) benefit and assumed tax rate	(33.6)	83.7

Operating earnings, after-tax (1)	528.6	664.7
Less: Income taxes (1)	(248.7)	(312.8)

Total operating earnings before income taxes	777.3	977.5

(1)

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments.

Voya Financial

Reconciliation of Book Value Per Share

As of December 31, 2016
Book value per share, including AOCI	$66.77
Per share impact of AOCI	$(10.39)

Book value per share, excluding AOCI	$56.38

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended December 31, 2016	Three Months Ended September 30, 2016	Three Months Ended December 31, 2015
Operating revenues *	$188.9	$160.4	$147.9
Operating expenses	(124.3)	(111.5)	(105.5)

Operating earnings before income taxes *	$64.6	$48.9	$42.4
Operating margin	34.2%	30.5%	28.7%
Operating revenues *	$188.9	$160.4	$147.9
Less:
Investment Capital Results *	8.4	4.1	(8.8)

Revenues excluding Investment Capital	180.5	156.3	156.7
Operating expenses	(124.3)	(111.5)	(105.5)

Operating earnings excluding Investment Capital *	$56.2	$44.8	$51.2

Operating margin excluding Investment Capital	31.1%	28.7%	32.7%

*	Excludes gain from Lehman recovery in 3Q and 4Q 2016.